Exhibit 10.1

TOWER INTERNATIONAL, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (the “Agreement” or “Award Agreement”), dated as of the “Award Date” set forth in the attached Exhibit A, is entered into between Tower International, Inc., a Delaware corporation (the “Company”), and the individual named in Exhibit A hereto (the “Awardee”). For purposes of this Agreement, the information referenced in Exhibit A shall be as provided to the Awardee electronically via the website made accessible to the Awardee to review the terms and conditions of this Award as set forth herein.

WHEREAS, the Company desires to provide the Awardee an incentive to participate in the success and growth of the Company; and

WHEREAS, to give effect to the foregoing intention, the Company desires to award the Awardee restricted stock units pursuant to the Tower International, Inc. 2010 Equity Incentive Plan (the “Plan”);

NOW, THEREFORE, the following provisions apply to this Award:

1.          Award. The Company hereby awards the Awardee the number of Restricted Stock Units (each an “RSU” and collectively the “RSUs”) set forth in Exhibit A. Such RSUs shall be subject to the terms and conditions set forth in this Agreement and the provisions of the Plan, the terms of which are incorporated herein by reference. Capitalized terms used but not otherwise defined herein shall have the meanings as set forth in the Plan.

2.          Vesting and Settlement.

(a)          Vesting. Except as otherwise provided in this Agreement, the RSUs shall vest in accordance with the vesting schedule set forth in Exhibit A, provided that the Awardee remains in the “Continuous Service” (as defined below) through the applicable vesting date. For purposes hereof, “Continuous Service” means the absence of any termination of service as a director of the Company. Notwithstanding the foregoing vesting schedule, all of the RSUs awarded hereunder shall become immediately vested in the event that (i) the Awardee’s Continuous Service terminates due to the Awardee’s death or Disability or is terminated at the request of the Company, (ii) the Awardee’s Continuous Service terminates due to the completion of the Awardee’s term of office as a director, or (iii) a Change in Control occurs while the Awardee is in the Continuous Service. Except as provided above, in the event that the Awardee ceases to be in Continuous Service, any RSUs that have not vested as of the date of such cessation of Continuous Service shall be forfeited.

(b)          Settlement. For each RSU that becomes vested in accordance with this Agreement, the Company shall issue and deliver to Awardee, on or within ten (10) business days after the Settlement Date (as defined below), one share of the Company’s common stock, par value $.01 per share (the “Common Stock”). For purposes hereof, “Settlement Date” means the earlier of: (i) the date on which the Awardee’s Continuous Service terminates; provided that, if the Awardee is a Code Section 409A “Specified Employee” at the time the Awardee’s Continuous Service terminates, then (to the extent then required by Code Section 409A) the first business day after six (6) months have lapsed following the date on which the Awardee’s Continuous Service terminates (or the date of the Awardee’s death, if earlier), or (ii) the date of consummation of a Change in Control that constitutes a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5)(i) (applying for such purpose the minimal thresholds permitted to be used under Treas. Reg. §§ 1.409A-3(i)(5)(v) and (vi) for a change in control event to occur).

3.          Dividend Equivalent Units. If and to the extent that the Company pays a cash dividend with respect to the Common Stock, Awardee shall be credited with an additional number of RSUs (“Dividend Equivalent Units”), including a fractional Dividend Equivalent Unit if applicable, equal to (i) the amount of such dividends as would have been paid with respect to Awardee’s outstanding RSUs on the record date of such dividend (the “record date”) had each such outstanding RSU been an outstanding share of Common Stock on such record date, divided by (ii) the closing price of a share of Common Stock on such record date. Dividend Equivalent Units shall be subject to the same vesting terms and conditions as the RSUs to which they relate.

4.          No Rights as Stockholder. The Awardee shall not be entitled to any of the rights of a stockholder with respect to any share of Common Stock that may be acquired following vesting of an RSU unless and until such share of Common Stock is issued and delivered to the Awardee on the Settlement Date. Without limitation of the foregoing, the Awardee shall not have the right to vote any share of Common Stock to which an RSU relates and shall not be entitled to receive any dividend attributable to such share of Common Stock for any period prior to the issuance and delivery of such share to Awardee on the Settlement Date (but Awardee shall have dividend equivalent rights as provided in Section 3 above).

5.          Transfer Restrictions. Neither this Agreement nor the RSUs may be sold, assigned, pledged or otherwise transferred or encumbered without the prior written consent of the Committee.

6.          Government Regulations. Notwithstanding anything contained herein to the contrary, the Company’s obligation hereunder to issue or deliver certificates evidencing shares of Common Stock shall be subject to the terms of all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

7.          Investment Purpose. Any and all shares of Common Stock acquired by the Awardee under this Agreement will be acquired for investment for the Awardee’s own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such shares of Common Stock within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). The Awardee shall not sell, transfer or otherwise dispose of such shares unless they are either (i) registered under the Securties Act and all applicable state securities laws, or (ii) exempt from such registration in the opinion of Company counsel.

8.          Securities Law Restrictions. Regardless of whether the offering and sale of shares of Common Stock issuable to Awardee pursuant to this Agreement and the Plan have been registered under the Securities Act, or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such shares of Common Stock (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary in order to achieve compliance with the Securities Act or the securities laws of any state or any other law.

9.          Lock-Up Agreement. The Awardee, in the event that any shares of Common Stock which become deliverable to Awardee with respect to RSUs at a time during which any directors or officers of the Company have agreed with one or more underwriters not to sell securities of the Company, shall enter into an agreement, in form and substance satisfactory to the Company, pursuant to which the Awardee shall agree to restrictions on transferability of the shares of such Common Stock comparable to the restrictions agreed upon by such directors or officers of the Company.

10.         Awardee Obligations. The Awardee should review this Agreement with his or her own tax advisors to understand the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Awardee will rely solely on such advisors and not on any statements or representations of the Company or any of its agents, if any, made to the Awardee. The Awardee (and not the Company) shall be responsible for the Awardee’s own tax liability arising as a result of the transactions contemplated by this Agreement.

11.         No Right to Remain in Continuous Service. Nothing in this Agreement or the Plan confers on the Awardee any right to remain in Continuous Service, nor shall it affect in any way any right of the Awardee or the Company to terminate the Awardee’s service relationship.

12.         Notices. Notices or communications to be made hereunder shall be in writing and shall be delivered in person, by registered mail, by confirmed facsimile or by a reputable overnight courier service to the Company at its principal office or to the Awardee at his or her address contained in the records of the Company. Alternatively, notices and other communications may be provided in the form and manner of such electronic means as the Company may permit.

13.         Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire Agreement with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Awardee with respect to the subject matter hereof, and except as provided in the Plan or in this Agreement, may not be modified adversely to the Awardee’s interest except by means of a writing signed by the Company and the Awardee. In the event of any conflict between this Award Agreement and the Plan, the Plan shall be controlling. This Award Agreement shall be construed under the laws of the State of Delaware, without regard to conflict of laws principles.

14.         Opportunity for Review. The RSUs are granted under and governed by the terms and conditions of the Plan and this Award Agreement. The Awardee is responsible for reviewing and understanding the Plan and this Award Agreement in their entirety, and for obtaining the advice of counsel (if desired). The Awardee will be deemed to have automatically accepted the Award Agreement (and the terms of the Plan applicable to such Agreement) unless the Awardee affirmatively rejects the Agreement within 90 days following the Award Date by such electronic means as the Company may permit. All decisions or interpretations of the Committee upon any questions relating to the Plan and this Award Agreement are binding, conclusive and final. The Awardee is responsible to notify the Company upon any change in Awardee’s residence address.

15.         Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Awardee and their respective permitted successors, assigns, heirs, beneficiaries and representatives.

16.         Section 409A Compliance. The Company may amend or modify the Award Agreement (or the RSUs granted under the Award Agreement) as appropriate to maintain compliance with the provisions of Section 409A of the Code.

17.         Recoupment. In the event the Company restates its financial statements due to material noncompliance with any financial reporting requirements under applicable securities laws, any payments pursuant to this Agreement for or in respect of the year that is restated, or the prior three years, may be recovered to the extent the payments made exceed the amount that would have been as a result of the restatement. In addition and without limitation of the foregoing, any amounts paid hereunder shall be subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company or as is otherwise required by applicable law or stock exchange listing conditions.

18.         Acceptance or Rejection of Award Agreement. The Awardee shall be deemed to have accepted and agreed to the terms and conditions of this Agreement (and the applicable terms of the Plan) unless the Awardee rejects this Award Agreement within 90 days of the Award Date by such electronic means as the Company may permit. If the Awardee rejects the Award Agreement, the award of RSUs that would otherwise have been made to the Awardee under the Award Agreement shall be null and void and the RSUs will be cancelled.

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